                                                                      EXHIBIT 99

[CNA SURETY CORPORATION LOGO]

--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE

CONTACT:   John F. Corcoran, 312-822-1371
           Doreen Lubeck, 773-583-4331


                 CNA SURETY ANNOUNCES THIRD QUARTER 2005 RESULTS

CHICAGO, OCTOBER 25, 2005 -- CNA Surety Corporation (NYSE:SUR) today reported net income for the third quarter of 2005 of $19.8 million, or $0.46 per share, compared to $11.0 million, or $0.26 per share, for the same period in 2004. The increase in net income reflects higher earned premium, higher investment income, and the impacts of lower loss and expense ratios.

"We are very pleased with our results for the third quarter," said John Welch, President and Chief Executive Officer. "For the second straight quarter, we have achieved record premium production and we continue to drive down our expense ratio. Our mid-year loss reserve review confirmed that our loss experience has improved. While we continue to complete the evaluation of our exposure to the large national contractor and the contractor's restructuring efforts, we believe it is prudent to continue to maintain a conservative view of our reserve adequacy. However, we were able to slightly reduce our reserves."

For the quarter ended September 30, 2005, gross written premiums increased 11.1 percent to $113.5 million as compared to the quarter ended September 30, 2004. Contract surety gross written premiums increased 15.3 percent to $71.0 million due primarily to increased volume. Commercial surety gross written premiums increased 3.1 percent to $33.6 million primarily due to continued volume growth in small commercial products, partially offset by declining premium volume on large commercial accounts. Ceded written premiums decreased $5.3 million to $10.5 million for the third quarter of 2005 compared to the same period of last year. This decrease reflects a reduction in the cost of the Company's 2005 reinsurance program as compared to 2004. Net written premiums increased 19.2 percent to $103.0 million from the third quarter of 2004.

For the quarter ended September 30, 2005, the loss, expense, and combined ratios were 21.9 percent, 57.0 percent and 78.9 percent, respectively, compared to 27.5 percent, 62.9 percent, and 90.4 percent, respectively, for the same period in 2004. The improved loss ratio reflects favorable development on prior accident years of $3.4 million or approximately 4 percentage points and lower loss estimates for the current accident year due to improved loss experience. The expense ratio improved as a result of the impacts of cost reduction initiatives that began in the first quarter of 2004. Both the current loss and expense ratios also benefit from the increase in net earned premium that resulted from the reduction in the cost of the Company's 2005 reinsurance program.

Net investment income for the quarter ended September 30, 2005 was $8.7 million compared to $7.7 million during the third quarter of 2004. This reflects the significant increase in invested assets in 2004 and 2005. The annualized pretax yields were 4.3% for both the three months ended September 30, 2005 and 2004.

Net income for the nine months ended September 30, 2005 was $21.9 million, or $0.51 per share, compared to $27.5 million, or $0.64 per share, in 2004. The decrease reflects higher losses in large part due to the establishment of a $40 million loss reserve related to the large national contractor in the second quarter of 2005, partially offset by higher net earned premium and higher net investment income. The decrease was also offset by favorable loss development on prior accident years.

For the nine months ended September 30, 2005, gross written premiums increased
7.4 percent to $323.3 million. Gross written premiums for contract surety increased 12.4 percent to $194.2 million due to volume growth. Commercial surety premiums decreased 1.7 percent to $102.1 million as continued strong volume growth in small commercial products was more than offset by declining premium volume on large commercial accounts. Ceded written premiums decreased $16.2 million to $40.8 million for the nine months of 2005 compared to the same period last year. This decrease reflects a reduction in the cost of the Company's 2005 reinsurance program as compared to 2004. Net written premiums increased 15.8 percent to $282.5 million.

For the nine months ended September 30, 2005, the loss, expense, and combined ratios were 40.6 percent, 58.6 percent and 99.2 percent, respectively, compared to 27.5 percent, 66.5 percent, and 94.0 percent, respectively, for the same period in 2004. The higher loss and combined ratios reflect the reserve addition related to the large national contractor, which added approximately 16 percentage points to these ratios. This was partially offset by favorable development of prior accident years and an increase in net earned premium that resulted from the reduction in the cost of the Company's 2005 reinsurance program. The improved expense ratio reflects higher net earned premium and the impacts of cost reduction initiatives that began in the first quarter of 2004.

For the nine months ended September 30, 2005, net investment income increased
11.7 percent to $24.7 million compared to $22.1 million for the same period in 2004. The increase reflects the impact of higher overall invested assets. The annualized pretax yields were 4.3% and 4.4% for the nine months ended September 30, 2005 and 2004, respectively. Net realized investment gains were $2.1 million for the nine months of 2005 compared to $2.5 million in the same period of 2004. The realized investment gain in 2005 resulted primarily from the Company's sale of its interest in De Montfort Group, Ltd in the first quarter of 2005.

As of September 30, 2005, stockholders' equity increased 3.4% from December 31, 2004 to $461.7 million as a result of the year-to-date net income, partially offset by a decrease in unrealized gains. Combined statutory surplus totaled $261.9 million at September 30, 2005, resulting in a net written premium to statutory surplus ratio of 1.4 to 1.0.

BUSINESS ENVIRONMENT

The Company's business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company's performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 34,000 independent agencies. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com on the World Wide Web for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on October 26, 2005. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call will be broadcast live at http://phx.corporate-ir.net/layerlink.zhtml?c+64019&s=wm&e=1145683 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com). The call may also be accessed by dialing 800-268-8047. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 12:00 pm Central time on October 26 until 12:00 pm on November 11, 2005 by dialing (800) 839-6713, pass code 7417626 or over the Internet at the foregoing websites.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.



                                      # # #




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

CNA SURETY CORPORATION
    Press Release Investor Data
    (Amounts in thousands, except per share data)

                                                       THREE MONTHS ENDED              NINE MONTHS ENDED
                                                           SEPTEMBER 30,                  SEPTEMBER 30,
                                                    ------------------------        ------------------------
                                                      2005            2004            2005            2004
                                                    --------        --------        --------        --------
OPERATING RESULTS:

Gross written premiums                              $113,482        $102,151        $323,319        $301,094
                                                    ========        ========        ========        ========

Net written premiums                                $103,031        $ 86,417        $282,532        $244,083
                                                    ========        ========        ========        ========
Revenues:
  Net earned premiums                               $ 91,061        $ 83,068        $256,881        $235,418
  Net investment income                                8,681           7,688          24,706          22,127
  Net realized investment gains                          108             194           2,124           2,476
                                                    --------        --------        --------        --------
     Total revenues                                 $ 99,850        $ 90,950        $283,711        $260,021
                                                    --------        --------        --------        --------
Expenses:
  Net losses and loss adjustment expenses(1)        $ 19,976        $ 22,847        $104,330        $ 64,685
  Net commissions, brokerage and
       other underwriting expenses                    51,891          52,245         150,593         156,627
  Interest expense                                       938             664           2,552           1,512
                                                    --------        --------        --------        --------
     Total expenses                                 $ 72,805        $ 75,756        $257,475        $222,824
                                                    --------        --------        --------        --------

Income before income taxes                            27,045          15,194          26,236          37,197

Income tax expense                                     7,262           4,220           4,313           9,664
                                                    --------        --------        --------        --------

NET INCOME                                          $ 19,783        $ 10,974        $ 21,923        $ 27,533
                                                    ========        ========        ========        ========

Basic earnings per common share                     $   0.46        $   0.26        $   0.51        $   0.64
                                                    ========        ========        ========        ========

Diluted earnings per common share                   $   0.46        $   0.25        $   0.51        $   0.64
                                                    ========        ========        ========        ========

Basic weighted average shares outstanding             43,168          43,001          43,174          42,995
                                                    ========        ========        ========        ========

Diluted weighted average shares outstanding           43,385          43,048          43,394          43,048
                                                    ========        ========        ========        ========


See notes to Press Release Investor Data on page 6.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands)

                                                      THREE MONTHS ENDED                NINE MONTHS ENDED
                                                         SEPTEMBER 30,                     SEPTEMBER 30,
                                                   -------------------------         -------------------------
                                                     2005             2004             2005             2004
                                                   --------         --------         --------         --------

UNDERWRITING RESULTS:

Gross written premiums:
   Contract                                        $ 71,044         $ 61,610         $194,179         $172,807
   Commercial                                        33,568           32,548          102,069          103,877
   Fidelity and other                                 8,870            7,993           27,071           24,410
                                                   --------         --------         --------         --------
                                                   $113,482         $102,151         $323,319         $301,094
                                                   ========         ========         ========         ========
Net written premiums:
  Contract                                         $ 61,732           49,424         $157,847         $134,033
  Commercial                                         32,429           29,366           97,614           86,726
  Fidelity and other                                  8,870            7,627           27,071           23,324
                                                   --------         --------         --------         --------
                                                   $103,031         $ 86,417         $282,532         $244,083
                                                   ========         ========         ========         ========


Net earned premiums                                $ 91,061         $ 83,068         $256,881         $235,418
Net losses and loss adjustment expenses (1)          19,976           22,847          104,330           64,685
Net commissions, brokerage and other
      underwriting expenses                          51,891           52,245          150,593          156,627
                                                   --------         --------         --------         --------
Underwriting income                                  19,194            7,976            1,958           14,106
Net investment income                                 8,681            7,688           24,706           22,127
Net realized investment gains                           108              194            2,124            2,476
Interest expense                                        938              664            2,552            1,512
                                                   --------         --------         --------         --------
Income before income taxes                           27,045           15,194           26,236           37,197
Income tax expense                                    7,262            4,220            4,313            9,664
                                                   --------         --------         --------         --------
NET INCOME                                         $ 19,783         $ 10,974         $ 21,923         $ 27,533
                                                   ========         ========         ========         ========


Loss ratio (1)                                         21.9%            27.5%            40.6%            27.5%
Expense ratio                                          57.0             62.9             58.6             66.5
                                                   --------         --------         --------         --------
Combined ratio (1)                                     78.9%            90.4%            99.2%            94.0%
                                                   ========         ========         ========         ========



See notes to Press Release Investor Data on page 6.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                             THREE MONTHS ENDED               NINE MONTHS ENDED
                                               SEPTEMBER 30,                     SEPTEMBER 30,
                                          ------------------------       ----------------------------
                                             2005            2004           2005              2004
                                          ---------        -------       ----------        ----------
CASH FLOW DATA:

Net cash provided by operations           $  12,612         44,193      $   68,183        $  103,516




                                                                       SEPTEMBER 30,      December 31,
CONSOLIDATED BALANCE SHEET DATA:                                            2005             2004
                                                                       ------------       ------------
Invested assets and cash                                                $  813,587        $  766,387
Intangible assets, net                                                     138,785           138,785
Total assets                                                             1,250,054         1,174,494

Insurance reserves                                                         658,067           589,406
Debt                                                                        60,564            65,488
Total stockholders' equity                                                 461,687           446,371

Book value per
share                                                                   $    10.67        $    10.38

Outstanding shares                                                          43,259            43,015
                                                                        ==========        ==========


---------------------------------------------
NOTES TO PRESS RELEASE INVESTOR DATA

(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were a reduction of $3,427, or 3.8%, and an addition of $4, or 0.0%, for the three months ended September 30, 2005 and 2004, respectively, and reductions of $3,300, or 1.3%, and of $567, or 0.2%, for the nine months ended September 30, 2005 and 2004, respectively.





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